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                                                                       Exhibit 4

                              STOCKHOLDER AGREEMENT

            STOCKHOLDER AGREEMENT, dated as of May 19, 1999 (this "Agreement") by the undersigned stockholder (the "Stockholder") of First Commonwealth, Inc., a Delaware corporation (the "Company"), for the benefit of The Guardian Life Insurance Company of America, a New York corporation ("Parent").

            WHEREAS, Parent, Floss Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the Company are entering into an Agreement and Plan of Merger, dated as of May 19, 1999 (the "Merger Agreement"), providing for a cash tender offer (the "Offer") by Sub for any and all issued and outstanding shares of the Common Stock, par value $.001 per share, of the Company ("Company Common Stock") together with associated Rights (as defined in the Merger Agreement) in consideration of $ 25.00 per share, net to the seller in cash, payable to the holder thereof, followed by the merger of the Company and Sub (the "Merger");

            WHEREAS, the Stockholder owns beneficially and of record shares of Company Common Stock (such shares of Company Common Stock, together with any other shares of capital stock of the Company of which such Stockholder acquires beneficial ownership after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

            WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder agree, and in order to induce Parent to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the Stockholder agrees as follows:

            1. Capitalized Terms. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

            2. Covenants of Stockholder. Until the termination of this Agreement in accordance with Section 4, Stockholder agrees as follows:

                  (a) So long as the Merger Agreement has not been terminated, the Stockholder shall tender pursuant to the Offer, and not withdraw, the Subject Shares.

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                  (b) At any stockholders meeting (or at any adjournment
      thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the approval and adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

                  (c) At any meeting of stockholders of the Company (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval is sought, other than with respect to the Merger or Merger Agreement, the Stockholder shall vote (or cause to be voted) the Subject Shares (i) against any merger agreement or merger, consolidation, combination, sale, lease or transfer of all or substantially all of the assets of the Company, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any Subsidiary of the Company or any other Takeover Proposal; (ii) against any action or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or this Agreement; or (iii) against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement); (A) any change in a majority of the persons who constitute the board of directors of the Company; (B) any change in the present capitalization of the Company or any amendment of the Company's Certificate of Incorporation or By-laws; (C) any other material change in the Company's corporate structure or business; or (D) any other action involving the Company or its subsidiaries which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or materially adversely affect the Merger and the transactions contemplated by this Agreement and the Merger Agreement. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

                  (d) Except as provided in paragraph (a) of this Section 2, the Stockholder agrees not to (i) sell, transfer, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to any Transfer of the Subject Shares to any person (other than Parent) or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions.

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                  (e) The Stockholder shall not, nor shall the Stockholder
      permit any affiliate, director, officer, employee, investment banker, attorney or other advisor or representative of the Stockholder to, (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

                  (f) The Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

                  (g) Waiver of Appraisal Rights. Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that Stockholder may have.

                  (h) Stop Transfer. Stockholder agrees with, and covenants to, Parent that Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Subject Shares, unless such transfer is made in compliance with this Agreement or the Merger Agreement.

            Stockholder makes the covenants and agreements contained in this Agreement in Stockholder's capacity as a stockholder of the Company and nothing contained in this Agreement shall limit the ability of Stockholder, to the extent Stockholder is a director of the Company and is acting in such capacity, to discharge Stockholder's fiduciary duties as a director of the Company under applicable law based upon the advice of independent, outside, nationally recognized, legal counsel (which may be counsel to the Company).

            3. Representations and Warranties of Stockholder. The Stockholder represents and warrants to Parent as follows:

                  (a) (i) the Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares, (ii) the Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares and (iii) the Stockholder has the sole right to vote, the sole power of disposition with respect to, and the sole power to demand appraisal rights with respect to, the Subject Shares, and

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      none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

                  (b) Power; Binding Agreement. Stockholder has the legal capacity, power and authority to enter into and perform all of Stockholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by Stockholder will not violate any other agreement to which Stockholder is a party including, without limitation, any voting agreement, stockholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by Stockholder and constitutes a valid and binding agreement of Stockholder, enforceable against Stockholder in accordance with its terms.

                  (c) No Encumbrances. The Subject Shares and the certificates representing such Shares are now held by Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests or agreements, understandings or arrangements or any other encumbrances whatsoever.

                  (d) Reliance by Parent. Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Stockholder's execution, delivery and performance of this Agreement.

            4. Termination. The obligations of the Stockholder hereunder shall terminate upon the earlier of (i) the date which is 180 days after the date of termination of the Merger Agreement pursuant to Section 8.1 thereof or (ii) the Effective Time.

            5. Further Assurances. Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, proxies, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

            6. Successors, Assigns and Transferees Bound. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

            7. Remedies. The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for

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any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

            8. Submission to Jurisdiction. Each party hereto hereby irrevocably submits in any suit, action or proceeding arising out of or related to this Agreement or any of the transactions contemplated hereby or thereby to the exclusive jurisdiction of the courts of the United States and the jurisdiction of the courts of the State of Delaware and waive any and all objections to jurisdiction that they may have under the laws of the State of Delaware or the United States and any claim or objection that any such court is an inconvenient forum.

            9. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

            10. Amendment. This Agreement may be amended only by means of a written instrument executed and delivered by each of the Stockholder and Parent.

            11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            12. Counterparts. For the convenience of the parties, this Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            13. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, sent by overnight courier or telecopied (with a confirmatory copy sent by overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            (a) if to Parent, to

                  c/o The Guardian Life Insurance Company of
                       America
                  222 Park Avenue South

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                  New York, NY 10003
                  Attention: Mr. Herschel Reich
                  Facsimile No.: (212) 253-8583

            with a copy to:

                  The Guardian Life Insurance Company of
                       America
                  201 Park Avenue South
                  New York, NY 10003
                  Attention: Debra R. Smith, Esq.
                  Facsimile No.: (212) 677-4240

            with further copies to:

                  White & Case LLP
                  1155 Avenue of the Americas
                  New York, NY 10036
                  Attention: Timothy B. Goodell, Esq.
                  Facsimile No.: 212-354-8113

            (b) if to the Stockholder, to

                  Mr. David W. Mulligan
                  c/o First Commonwealth, Inc.
                  444 North Wells Street
                  Suite 600
                  Chicago, IL 60610
                  Facsimile No.: 312-832-0065

            with a copy to:

                  Sidley & Austin
                  One First National Plaza
                  Chicago, Illinois 60603
                  Attention: Thomas A. Cole, Esq. and
                             Alfred N. Sacha, Esq.
                  Facsimile No.: (312) 853-7036

                                   * * * * * *

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            IN WITNESS WHEREOF, Stockholder has signed this Agreement as of the date noted above.

                                       /s/ David W. Mulligan
                                       -----------------------
                                       Name: David W. Mulligan

Accepted and Agreed to
as of the date noted above:

THE GUARDIAN LIFE INSURANCE
  COMPANY OF AMERICA

By: /s/ Herschel Reich
    ------------------------
    Name:  Herschel Reich
    Title: Vice President,
           Group Health Care